CONSENT OF MARK B. MATHISEN

The undersigned hereby consents to:

(i)

the filing of the written disclosure regarding (a) the “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, U.S.A." dated October 27, 2016 (the “Technical Disclosure”), and (b) the “Technical Report on the Canyon Mine, Coconino County, Arizona, USA” dated October 6, 2017, contained in the Annual Report on Form 10- K for the period ended December 31, 2017 (the “10-K”) of Energy Fuels Inc. (the “Company”) filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)	the incorporation by reference of such Technical Disclosure in the 10-K into the Company’s Form S-3 Registration Statement being filed with the SEC, and any amendments thereto (the “S-3”); and

(iii)	the use of my name in the 10-K and the S-3.

/s/ Mark B. Mathisen
Mark B. Mathisen C.P.G

Date: November 5, 2018

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